Exhibit 10.1

March 11, 2022

Mr. Robert Toohey
Address on file with the Company

Dear Bob,
On behalf of the Allstate Insurance Company, I am pleased to officially extend an offer for you to join us as Executive Vice President, Chief Human Resources Officer. We are enthusiastic about the prospect of you joining the Allstate team and are confident that your career with us will be exciting and rewarding.  We hope that your response is favorable and look forward to a reply by March 16, 2022.
The terms and conditions of this offer are briefly outlined below and are subject to final Allstate Board approval.
Base Salary
Your annualized base salary will be $625,000 ($24,038.46 will be paid bi-weekly). Subsequent increases in base salary, generally awarded on an annual basis in March, will be dependent on enterprise-wide guidelines and your performance. You will be eligible for a merit increase beginning in March 2023.

Cash and Equity Incentive Compensation

Cash:
You will be eligible to participate in the Annual Incentive Plan (AIP). Your target incentive opportunity is 90% of your base salary.  If the maximum corporate and business unit performance level is achieved, the maximum incentive funding is 180%.  Please keep in mind the annual incentive award is 100% discretionary and your individual award may be higher or lower based on your individual performance and leader discretion.  For 2022, your annual incentive award will be pro-rated based on your hire date and payable in March of 2023. Annual cash incentive awards, if any, are payable in March of the year following the performance period.

Equity:
Your target equity opportunity is 225% of your base salary. This award will be granted 60% in performance stock awards (PSA) and 40% in stock options, beginning with the February 2023 annual grant. Equity awards are generally granted annually, with manager discretion and with the approval of the Board.

Equity Sign-on Award:
You will be eligible to receive a one-time equity sign-on award of $2.1 million to be granted on the third business day of the month following hire date. This award will be delivered as follows:
•$1,000,000 in restricted stock units, which will vest one third on each of the first, second, and third anniversaries of the grant date. In addition, the restricted stock units accumulate quarterly dividend equivalents in cash payable upon vesting.
•$600,000 in performance stock awards that are earned will convert into shares of Allstate stock on the third anniversary of the grant date.  In addition, PSA accumulate quarterly dividend equivalents in cash payable upon vesting.
•$500,000 in stock options, which have a ten-year term and vest one third on each of the first, second, and third anniversaries of the grant date.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Exhibit 10.1

Restrictive Covenants – Allstate Compensation Plans
Non-Solicitation:
Your annual cash incentive and equity awards are subject to certain non-solicitation provisions which generally provide, that while employed and for one year after the date of termination, a participant who has received an award cannot solicit Allstate’s employees, agents, customers, or suppliers. Violation of the non-solicitation provisions may lead to the cancellation of awards or recovery of the proceeds received from awards.

Non-Competition:
Your equity awards also are subject to certain non-competition provisions. The non-competition restrictions generally provide, that for one year following the date of termination, the participant agrees not to engage in, own or control an interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or company that is a competitive business. Violation of the non-competition provisions may lead to the cancellation of awards.
Incentive Compensation Clawback:
Compensation earned through equity grants and the Annual Executive Incentive Plan is subject to clawback for all Executive Vice Presidents under the following scenarios, subject to discretion by the Compensation & Human Capital Committee of the Allstate Board of Directors:
•Material financial restatement, regardless of fraud and;
•Termination due to violation of code of conduct resulting in material adverse economic or material reputational impact to Allstate.
Restrictive Covenants and Other Obligations Arising from Prior Employment:
Allstate expects its employees to comply with the terms of any restrictive covenants and other obligations, including but not limited to non-solicitation and confidentiality provisions, to which they may be subject as a result of any former employment relationships. By signing this letter, you represent that any such covenant or obligation to which you may be subject is not an impediment to accepting employment with, or performing services for, Allstate. In your position with your prior company, you may have been exposed to confidential information and trade secrets. In the event that you come to work at Allstate, we would expect that you would not disclose or use any of that information in your position here. To the extent you are subject to any restrictive covenants or other obligations from prior employment relationships, we advise you to seek the advice of counsel prior to accepting employment with Allstate.

Allstate’s Drug Free Workplace Policy:
Allstate adheres to a Drug Free Workplace policy. To maintain a drug-free work environment, employees are prohibited from consuming or possessing unauthorized intoxicants or controlled substances, including medically prescribed marijuana, while conducting Company business or while on Company premises.
Mutual Arbitration Agreement:
As a condition of your employment with Allstate, read, sign, and agree to the terms of the Mutual Arbitration Agreement. You will receive an email from HRComply@allstate.com, which will include a link to the documentation.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Exhibit 10.1

Intellectual Property Assignment Agreement:
As a condition of your employment with Allstate, read, sign, and agree to the terms of the Intellectual Property Assignment Agreement. You will be given access to this and other important documents through the Allstate Onboarding Portal. You will receive an email with the link to the Allstate Onboarding Portal once you have satisfied the background and drug screen requirement. Please complete all documentation prior to your start date.

Relocation Assistance:
You will be provided an optional relocation package and will have 12 months from your date of hire to relocate. Accompanying this letter is a summary of the package. Also available to you is a consultation with a relocation representative who can provide further details of the relocation assistance benefits.

Vacation and Holidays:
In addition to your salary, Allstate provides both a Comprehensive Total Rewards Benefits Program and Paid Time Off (PTO) Bank.  Your PTO bank of 25 days will be prorated during the first calendar year, based on start date.  This PTO bank is in addition to company paid holidays. Your PTO Bank can be used for vacation, personal days, family illness and illness days not covered by the Short-Term Disability (STD) plan.

Benefits:
You are eligible to participate in the medical plan on your first day of employment.  Coverage under the medical plan is not subject to pre-existing limitations. Please visit www.allstategoodlife.com to review specific benefits information (“New to Allstate?” and “Benefits Overview” tabs).
Executive Perquisite:
You will receive the following perquisites:
•Annual perquisite allowance of $13,560 ($521.54 per bi-weekly payment).
•Financial planning services, provided by a vendor of your choice, will be reimbursed by Allstate for up to $10,000 annually.

401(k) and Pension Benefits:
You will be automatically enrolled in the Allstate 401(k) Savings Plan unless you decline enrollment as provided in the plan. You can make pre-tax, Roth 401(k) and/or after-tax deposits to your account. The maximum company match is 4% of your eligible pay if you contribute at least 6% of your eligible pay. The Allstate Retirement Plan provides you a cash balance pension benefit based on pay credits and interest credits. You will become eligible for the Plan upon completing one year of service, after which you will receive retroactive pay credits back to your date of hire. Pay credits are based on your compensation and years of service.
Under our current policy, the 401(k) benefit vests after two years of service and the pension benefit vests after three years of service. Please note that you are always fully vested in your contributions to the Allstate 401(k) Savings Plan, including any rollover funds.  All compensation and benefit programs are subject to future modifications.
Should you accept our offer, we will agree to a mutually acceptable start date of no later than March 28, 2022.
To confirm your acceptance of this offer of employment with Allstate subject to its policies and the terms and conditions of its compensation and benefit plans, please complete the eSignature and date from the eSignature version of your letter.

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Exhibit 10.1

Sincerely,

/s/ Rhonda Ferguson

Rhonda Ferguson
EVP, Chief Legal Officer, General Counsel & Secretary
Chief Human Resources Officer (interim)

ACCEPTED & AGREED:
Name:  Bob Toohey

Signature: /s/ Robert Toohey
Date: March 12, 2022

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062